Exhibit 10.54

THIRD AMENDMENT TO CONAGRA LEASE / FIFTH AMENDMENT

TO BANK OF CALIFORNIA LEASE

This Third Amendment to Conagra Lease / Fifth Amendment to Bank. of California Lease is made as of September 27, 2006 (“Amendment”) by and between TCAM CORE PROPERTY FUND OPERATING LP, a Delaware limited partnership (“Landlord”) and BUMBLE BEE FOODS, LLC, a Delaware limited liability corporation (“Tenant”).

RECITALS:

A. Landlord is the Successor Landlord and Tenant is the Successor Tenant under the following leases for the following Suites in the Building known as 9655 Granite Ridge Drive, San Diego, California 92123:

(1) Suites 100, 120, 200 and 260 — Lease dated December 20, 2001, executed by Pacific Oceanside Holdings, L.P., a California limited partnership as landlord and Conagra Foods, Inc., a Delaware corporation as tenant (the “Original Conagra Lease”), as amended by First Amendment to Lease dated February 21, 2003, Second Amendment to Lease dated April 24, 2003, and Assignment and Assumption Agreement dated May 19, 2003 and Landlord Consent dated May 15, 2003 (collectively the “Conagra Lease”). The term of the Conagra Lease expires on March 31, 2007; and

(2) Suites 245 and 250—Office Lease dated August I1, 1994 executed by the Bank of California, N.A. and KS Limited Partnership, L.P., as landlord and Bolt, Beranek and Newman, Inc., a Massachusetts corporation as tenant, as amended by First Amendment to Lease dated February 29, 1996, Second Amendment to Lease dated July 21, 2000, Third Amendment to Lease dated October 15, 2001, and Fourth Amendment to Lease dated April 25, 2005 (collectively the “Bank of California Lease”). The term of the Bank of California Lease expires on March 31, 2007.

B. Landlord and Tenant desire and intend that commencing as of April 1, 2007 Tenant shall continue its occupancy in the Building under the terms of the Conagra Lease, as modified hereby.

C. Landlord and Tenant desire to amend the Conagra Lease and the Bank of California Lease as more particularly provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. THE BANK OF CALIFORNIA LEASE is hereby amended as follows:

Extension Rights Termination: All rights or options to further extend or renew the term of the Bank of California Lease beyond March 31, 2007, are hereby terminated and of no force and effect, provided that as of April 1, 2007 the Premises leased pursuant to the Bank of California Lease shall be incorporated into the Conagra Lease as modified by this Amendment.

II. THE CONAGRA LEASE is hereby amended as follows:

1. Definitions. All capitalized terms and phrases not otherwise defined herein shall have the meanings set forth in the Conagra Lease.

2. Premises. As of April 1, 2007 the Premises leased pursuant to the Conagra Lease shall consist of the following suites in the Building:

(a) Suite 100 consisting of 14,549 Rentable Square Feet (“RSF”) and 13,116 Useable Square Feet (“USF”).

(b) Suite 120 consisting of 876 RSF and 789 USF.

(c) Suite 200 consisting of 4652 RSF and 4095 USF.

(d) Suite 245/250 consisting of 12399 RSF and 11,267 USF.

(e) Suite 260 consisting of 1,114 RSF and 981 USF.

Total RSF leased is 33,990, and total USF leased is 30,248.

3. Lease Term. The term of the Conagra Lease, as modified hereby, is extended from April 1, 2007 to March 31, 2014 (the “Extension Term”). All rights to extend the Lease Term beyond March 31, 2014 are hereby terminated and of no force and effect.

4. Base Monthly Rent.

(a) As of April 1, 2007, the Basic Monthly Rent shall be $78,177.00. Provided that Tenant is not in default under any of the obligations of the Conagra Lease which have not been cured after notice and expiration of the applicable cure period, Tenant’s obligation to pay Basic Monthly Rent shall be abated. for the period commencing April 1, 2007 and terminating September 30, 2007, provided that the foregoing Basic Monthly Rent abatement shall not affect Tenant’s obligation to pay Additional Rent, if any, allocable to such period, including utilities and services payable by Tenant pursuant to Paragraph 9 of the Original Conagra Lease.

(b) On each anniversary of April 1 throughout the Extension Term, the Basic Monthly Rent shall be increased by multiplying the then-existing Basic Monthly Rent amount by 1.03 (i.e. a three percent (3%) increase per year).

5. Base Year. Commencing as of April 1, 2007, for purposes of calculating the Additional Rent payable during the Extension Term under Paragraph 8.1 of the Original Conagra Lease, the Base Year shall be the Calendar Year 2007, (b) the Rentable Square Footage of the Building is 108,070, (c) Tenant’s Share shall be 31.45%, and (d) Tenant’s obligation to pay any estimated Increased Direct Expenses allocable to the first Expense Year following the Calendar Year 2007 Base Year shall commence on January 1, 2008.

6. Parking Rights. Paragraph 11.2 of the Original Conagra Lease is supplemented as follows:

As of April 1, 2007, subject to temporary interruptions in connection with Landlord’s continued development of the Project, the parking ratio within the Project applicable to Tenant will be approximately four spaces per 1,000 USF of space within the Premises. The foregoing (4:1,000 USF) parking ratio includes all spaces within the Project, including covered, uncovered, reserved, unreserved, handicap, and visitor parking spaces. As part of the foregoing parking rights, Landlord agrees to provide 6 spaces of Tenant’s allotted parking as reserved spaces in the lower level of the parking structure at the southwest corner of the Project as depicted on Exhibit “A” to the Original Conagra Lease. Parking shall be free of charge for the initial Lease Term.

7. Tenant Improvements. Landlord shall provide Tenant with a Tenant Improvement Allowance of $15 per RSF and Tenant shall have the right to perform tenant improvements to the Premises in accordance with the terms of Exhibit “A” to this Amendment.

8. Insurance. Paragraph 19 of the Lease, entitled “Insurance Generally,” is supplemented follows:

“Notwithstanding anything to the contrary contained herein, the Tenant originally named herein (the “Original Tenant”) (and not any assignee, subtenant or other transferee) May, subject to the provisions of this Paragraph 19, fulfill any or all of its insurance obligations under Paragraphs 15, 16, 17 and 18 above and this Paragraph 19 by self-insurance. Tenant shall only have the right to so self-insure any of the required insurance so long as (A) it maintains a minimum net worth of at least One Hundred Million Dollars ($100,000,000.00) calculated in accordance with generally accepted accounting principles, and (B) prior to the institution of such self-insurance, Tenant notifies Landlord in writing of its election to so self-insure (which notice shall specify the insurance coverage(s) which Tenant elects to so self-insure) and submits to Landlord reasonably satisfactory evidence of a funded self-insurance program including the name, address and phone number of the claims administrator and a certificate signed by an authorized representative of Tenant in letter form stating that Tenant is self-insured for the risks, occurrences, and amounts set forth in the applicable portions of Paragraphs 15, 16, 17 and 18 and this Paragraph 19. On or before the commencement of each Expense Year during the Lease Term, or within ten (10) days after request. Tenant shall provide Landlord with reasonable documentation that Tenant satisfies the net worth requirement set forth in (A) above. Any self-insurance so maintained by Tenant shall be deemed to contain all of the terms and conditions applicable to such insurance as required by this Paragraphs 15. 16, 17 and 18 and this Paragraph 19. In the event Tenant at any time fails to satisfy the requirements of this Paragraph. Tenant shall provide the insurance otherwise required under the Lease.”

9. Address for Notices to Landlord. Paragraph 2.11 of the Lease, entitled “Address for Landlord,” is hereby amended so that Landlord’s address is:

TCAM Core Property Fund Operating LP

c/o CB Richard Ellis, Inc.

4365 Executive Drive, Suite 900

San Diego, California 92121

Attention: Dick Shope, Director

with a copy to:

TCAM Core Property Fund Operating LP

c/o TIAA Mortgage - Real Estate Division

4675 MacArthur Court, Suite 1100

Newport Beach, California 92660

Attention: Portfolio Manager

10. Brokerage Commission. Landlord shall pay its broker, CB Richard Ellis, a commission pursuant to a separate agreement between Landlord and CB Richard Ellis. Landlord shall pay Tenant’s broker, The Sande Company, a commission in accordance with terms of that certain letter dated September 6, 2007. Except as set forth above, each party represents and warrants that no brokers are involved in this transaction. Tenant will protect, defend, indemnify, and hold Landlord harmless from any other brokerage commission or finder’s fee in connection with the consummation of this Amendment, and from any other cost or expense (including attorney fees) incurred by Landlord in connection with any claim for any other brokerage commission or finder’s fee. The provisions of this Section 5 shall survive the expiration or earlier termination of this Amendment.

11. Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which may be executed by one or more of the parties hereto, with the same force and effect as though all parties who executed such counterparts had executed but one instrument.

12. No Other Changes. The Conagra Lease, as amended by this Amendment, remains in full force and effect. In the event of any ambiguities in the Conagra Lease arising as a result of this Amendment, the terms of this Amendment shall govern and control the interpretation of the Conagra Lease.

IN WITNESS WHEREOF. Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:

TCAM CORE PROPERTY FUND OPERATING LP, a Delaware limited partnership

By.	TEACHERS ADVISORS, INC.,
its authorized representative

	By:	/s/ Derek M. Landry
	Name:	Derek M. Landry
	Title:	Director

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TENANT:

BUMBLE BEE FOODS, LLC, a Delaware limited liability company

By:	/s/ Kent McNeil
Name:	Kent McNeil
Its:	CFO

EXHIBIT “A”

TENANT IMPROVEMENTS TO THE PREMISES

(BUMBLE BEE FOODS, LLC)

Section 1. Definitions and Representatives. All terms used herein which are not defined shall have the meanings ascribed to them in the Amendment to Lease to which this Exhibit is attached. This Exhibit is incorporated within such Amendment to Lease, and references in this Exhibit to “this Lease” shall mean the Amendment to Lease to which this Exhibit is attached, as supplemented by this Exhibit. Landlord appoints Landlord’s Representative to act for Landlord and Tenant appoints Tenant’s Representative to act for Tenant in all matters covered by this Exhibit. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Exhibit will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Exhibit. Either party may change its Representative under this Lease at any time with three business (3) days’ prior written notice to the other party.

Tenant’s Representative:             Wayne Kotow

Landlord’s Representative:         Diane Knapp, c/o CB Richard Ellis, Inc.

Section 2. The Premises. The Premises, as defined in the attached Lease, consist of 33,990 Rentable Square Feet (“RSF”) and 30,248 Useable Square Feet (“USF”).

Section 3. The Work. Landlord shall perform improvements to the Premises (the “Work”) in accordance with the Final Plans (as defined in Section 4 below) using Building standard methods, materials and finishes, unless otherwise approved by Landlord. Landlord hall enter into a direct contract(s) for the Work with a general contractor(s) (“Contractor”) selected by the parties in accordance with the procedures set forth in Section 5 below. Landlord and Tenant agree that Landlord’s obligation to pay for the Cost of the Work (which shall, except as expressly set forth herein, include, without limitation, all costs of design, construction, labor and materials incurred by Landlord, including the cost of preparing any necessary space plans, preliminary or final plans, costs of engineering, obtaining permits, and other related costs, and the payments to Tenant’s Space Planner described below) shall not exceed $509,850 ($I5/RSF) (the “Allowance”) and that Tenant shall be responsible for (a) the Cost of the Work, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Allowance. Up to $84,975 ($2.50/RSF) of the Allowance may be applied toward demountable partitions, which shall be owned by Landlord, and at the option of Landlord, remain in the Premises upon Tenant’s vacation or be removed, at Tenant’s sole cost, upon Tenant’s vacation of the Premises. In addition, Landlord shall charge a supervisory or construction management fee equal to 2 1/2% of the Cost of the Work, which shall be payable from the Allowance. Payments from the Allowance for Tenant’s Space Planner shall be available only to the extent Tenant actually incurs costs from such party. Landlord will make disbursements to Tenant upon receipt by Landlord of invoices marked as having been approved by Tenant, together with (a) unconditional lien releases reasonably acceptable to Landlord from all parties whose charges are covered by the application for payment, and (b) any other evidence reasonably requested by Landlord in support of the costs for which payment is being requested.

If the Cost of the Work is estimated to exceed the Allowance, Landlord. prior to commencing any Work, shall submit to Tenant a written estimate from Landlord which shall include documentary back-up of contracts and bids from Contractor setting forth the anticipated Cost of the Work, including but not limited to labor and materials, contractor’s fees and permit fees, and the portions of the Allowance allocable for Tenant’s Space Planner and Landlord’s construction manager. Within 5 business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Work. If Tenant notifies Landlord of such objections and desired changes, Tenant and Landlord shall promptly negotiate in good faith to reach a mutually acceptable alternative cost estimate.

If Landlord’s estimate and/or the actual Cost of the Work shall exceed the Allowance (such amounts exceeding the Allowance being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord 50% of such Excess Costs, plus any applicable state sales or use tax thereon, prior to commencement of the Work with the balance to be payable upon completion of the Work. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an Event of Default under the Lease. In the event that the Cost of the Work, plus the estimated Excess Costs paid by Tenant to Landlord exceed the actual Cost of the Work, plus any additional work requested by Tenant, the difference shall be credited against the Rent next due.

Any portion of the Allowance which exceeds the Cost of the Work or is otherwise remaining after the completion of the Work (“Unused Allowance”) shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

Section 4. Final Plans. The Space Planner for the Work shall be selected by Tenant and subject to approval by Landlord, which will not be unreasonably withheld. Landlord hereby agrees that Augustine Design Group, if selected by Tenant, shall be approved by Landlord. The Space Planner shall be contracted by Tenant and shall not be deemed an employee or agent of Landlord. Space planning fees shall be deemed a cost of design, reimbursable by Landlord subject to the Allowance. Tenant’s Representative will cause the Space Planner to prepare and deliver to Landlord schematic drawings showing the preliminary layout of the Premises (the “Space Plan”). Landlord and Landlord’s project manager (“Landlord’s Construction Representative”) shall review the Space Plan and respond to the Tenant’s Representative within five business days after receipt thereof, by either approving the Space Plan or specifying any changes or modifications Landlord desires in the Space Plan. Any changes or modifications requested by Landlord shall be discussed with Tenant’s Representative in a meeting attended by the Space Planner and Landlord’s Construction Representative to be held within five business days thereafter and each party shall use its mutual good faith efforts to resolve the changes or modifications requested by Landlord. The Tenant’s Representative shall cause the Space Planner to revise the Space Plan and resubmit them to Landlord and Landlord’s Construction

Representative for approval on or before five (5) business clays from such meeting. Landlord shall approve or disapprove the same within five (5) business days after receipt. Landlord may reasonably withhold its approval of the Space Plan if the Space Plan requires work which: (i) exceeds or adversely affects the structural integrity of the Building or any part of the utility installations, HVAC System, or other Building Systems; (ii) is not approved by the holder of a mortgage or deed of trust encumbering the Building at the time the work is proposed; (iii) violates any agreement which affects the Building or which binds Landlord; (iv) Landlord reasonably believes will increase the cost of operation or maintenance of any of the systems of the Building; (v) Landlord reasonably believes will reduce the market value of the Building at the end of the Term; (vi) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises and/or the Building; (vii) does not conform to Landlord’s “Building Standard” tenant improvement specifications unless otherwise approved by Landlord; or (viii) Landlord reasonably believes will result in a delay in the completion of the Work (unless Tenant agrees to pay any costs relating to such delay), or will result in Excess Costs (unless Tenant pays such Excess Costs to Landlord pursuant to Section 3 above). Tenant’s Representative shall cause the Space Planner to prepare final construction drawings and construction specifications based on the approved Space Plans in form sufficient. to submit to applicable governmental agencies, which shall be subject to Landlord’s and Landlord’s Construction Representative’s approval, in accordance with the foregoing procedures. Such final construction drawings and construction specifications shall be submitted by Tenant’s Representative to the Landlord and the Landlord’s Construction Representative concurrently with Tenant’s Representative’s submittal of such plans and specifications to the applicable City of San Diego Building and Planning agency (the “City”) for review and approval. The construction drawings and specifications as approved by the Landlord and Tenant are hereinafter referred to as the “Final Plans.” Notwithstanding the foregoing, during the preparation of the Final Plans, Tenant’s Representative shall cause the Space Planner to provide Landlord’s Construction Representative with interim construction drawings and specifications, including design development and pricing drawings (in form sufficient to obtain a bid from contractors) for comment and review. Landlord shall provide Tenant with its written comments, if any, on such interim drawings within five business days after receipt. Each party will use its mutual good faith efforts to resolve any matters raised by Landlord within five days thereafter.

Section 5. Contractor. Upon completion of the Final Plans for the Work, Landlord will invite four contractors, two designated by Tenant (provided such contractor is on Landlord’s approved list) and two designated by Landlord to provide competitive bids for the Work depicted in the Final Plans. Landlord hereby confirms that Bycor General Contractors, Inc., if selected by Tenant, is on Landlord’s approved list. Each bid shall include a contingency for modifications to the Final Plans which may be required by the City. Upon approval of the Final Plans by the City, each general contractor shall finalize its bid to include the cost of changes, if any, which are required by the City. Responses by the general contractors will also include the duration of the build out and a list of personnel who will be assigned to the project. Each of the four general contractors shall bid each major trade (including mechanical, electrical and life safety which shall be performed by a subcontractor on Landlord’s approved list), and the final selection of general contractor shall be made by the Tenant based on the lowest qualified bid and other reasonable criteria for selection of contractors, but subject to Landlord’s approval, not to be unreasonably withheld.

Section 6. Effect of Delay on Lease Term. In no event shall the performance of the Work result in any rent abatement, set off or other credit against the Basic Monthly Rent, and Landlord shall not be liable for any damage suffered or incurred on account of any delay in completion.

Section 7. Tenant Delays. Tenant shall pay any costs or expenses incurred by Landlord as a result of any Tenant Delays (as further defined below), including without limitation, any increases in costs or expenses for labor or materials. Each of the following events shall be deemed a “Tenant Delay”: (a) delays resulting from any direction by Tenant that causes a suspension of work or otherwise hold up construction of any portion of the Work because of a possible change order initiated by Tenant or for any other reason directed by Tenant; (b) delays because portions of the Work cannot be performed until work to be performed by or on behalf of Tenant is performed; (c) delays due to the failure of Tenant to pay Excess Costs when due; (d) delays which result from Tenant’s or its Representative’s failure to comply with the schedule set forth in Section 4; (e) delays which result from change orders described in Section 8 below; (f) delays which result directly or indirectly from Tenant’s changes in the working drawings, plans, or specifications; or (g) any other action or inaction of Tenant that directly or indirectly delays Landlord in completing the Work, provided Landlord shall use reasonable efforts to provide Tenant with written notice of the Tenant Delays resulting from the matters described in subclauses (b). (d), (e), (f) and (g) above.

Section 8. Change Orders. Tenant may request changes in the work during construction only by written instructions to Landlord’s Representative on a form designated by Landlord’s space planner and approved by Landlord. All such changes will be subject to Landlord’s prior written approval in accordance with Section 4. Prior to commencing any change, Contractor will prepare and deliver to Tenant, for Tenant’s approval, a change order (the “Change Order”) setting forth the total cost of such change and the revised estimated completion date, if the Change Order will alter the estimated date for Substantial Completion of the Work. If Tenant fails to approve such Change Order within five (5) days after delivery by Contractor. Tenant will be deemed to have withdrawn the proposed Change Order and Contractor will not proceed to perform the change. Upon Landlord’s receipt of Tenant’s approval, Contractor will proceed to perform the change and payment for such work shall be charged against any unused portion of the Allowance, or if in excess of the Allowance, Tenant will pay for such Change Order pursuant to Section 3.

LANDLORD:	TCAM CORE PROPERTY FUND OPERATING LP, a Delaware limited partnership

	By:	TEACHERS ADVISORS, INC., its authorized representative

	By:	/s/ Derek M. Landry
	Name:	Derek M. Landry
	Title:	Director

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TENANT:	BUMBLE BEE FOODS, LLC: a Delaware limited liability company

	By:	/s/ Kent McNeil
	Name:	Kent McNeil
	Title:	Executive Vice President & Chief Financial Officer